EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: May 17, 2004
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FOURTH QUARTER REVENUE UP 30%; RECORD QUARTERLY EARNINGS PER SHARE OF $1.01

          EL SEGUNDO, Calif., May 17-- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2004 fourth quarter, ended April 2, 2004. Revenue was $4.0 billion, up 30% over the fourth quarter a year ago. Net earnings per share (diluted) were $1.01.

          CSC's revenue derived from U.S. federal government activities was up 65%, benefiting from the March 7, 2003, DynCorp acquisition. Adding to the quarter's revenue growth was the strength of CSC's global commercial outsourcing activities, enabled by achievement of record announced awards during fiscal 2004. Favorable currency exchange rate movements also contributed to growth in year-over-year global commercial revenue.

For the fourth quarter (ended April 2):

--	Revenue was $4.0 billion, up 29.9% (approximately 24% in constant currency);

--	Net income was $190.6 million;

--	Earnings per share (diluted) were $1.01;

--	and announced major awards were $3.5 billion.

- more -

Computer Sciences Corporation - Page 2	May 17, 2004

For the twelve months (ended April 2):

--	Revenue was $14.8 billion, up 30.2% over fiscal 2003 (approximately 25% in constant currency);

--	Net income was $519.4 million after the after-tax special charge of $14.6 million ($22.7 million pre-tax), or 8 cents per share;

--	Earnings per share (diluted) were $2.75;

--	Announced major awards totaled $17.2 billion;

--	Operating cash flow was $1.7 billion;

--	Debt to total capitalization improved to 30.1%.

The company achieved several milestones during the fourth quarter and full fiscal year 2004.

For the fourth quarter:

--	Revenue exceeded $4 billion;

--	European revenue exceeded $1 billion;

--	Net income was a record, exceeding $190 million.

For the full fiscal year:

--	U.S. federal revenue exceeded $6 billion;

--	Net income was a record, exceeding $500 million;

--	Announced awards were $17.2 billion, 51% more than the previous high achieved for fiscal 2002.

          "We are very pleased with our fourth quarter and fiscal 2004 results," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We have delivered strong performance and have gained market share during another challenging year for the information technology services market.

- more -

Computer Sciences Corporation - Page 3	May 17, 2004

          "The strong performance of our U.S. federal government sector and our commercial outsourcing activities resulted in 83% of our annual revenue coming from long-term agreements. The healthy state of the pipeline of opportunities for both commercial outsourcing and the U.S. federal government gives us confidence in the future of this long-term revenue base.

          "Looking at the next 23 months, our federal pipeline stands at approximately $31 billion, with the majority of these opportunities stemming from the Department of Defense," Honeycutt continued. "Approximately $21 billion of that total is scheduled to be awarded during our fiscal 2005.

          "We announced awards during the fourth quarter of $3.5 billion, bringing our annual announced total to a record $17.2 billion, 51% greater than our previous record of $11.4 billion for fiscal 2002. That total includes five awards greater than $1 billion and 17 at $200 million or more. This record award performance gives us solid momentum.

          "Our European activities continued to benefit from outsourcing strength during the quarter, more than offsetting the soft demand for shorter-term consulting and systems integration services which persists outside the U.S.," added Honeycutt.

          "As we begin fiscal 2005, our expectations are for revenue to be up 8% to 10% and earnings per share (diluted) to be in the range of $3.10 to $3.20. Our assumptions for the first quarter, ending July 2, 2004, are for revenue growth of approximately 4% to 6% and earnings per share (diluted) in the 55 cent to 59 cent range."

BUSINESS RESULTS

          Revenue derived from CSC's U.S. federal government activities in the fourth quarter continued to reflect the positive contribution of the DynCorp acquisition. Revenues increased to $1.64 billion, up 64.9% from last year's $993.8 million. CSC's DoD-related revenue surged, rising to $988.8 million from $581.4 million in last year's fourth quarter. The quarter's gain benefited significantly from the DynCorp acquisition,

- more -

Computer Sciences Corporation - Page 4	May 17, 2004

announced awards and growth in tasking from General Services Administration schedules, and governmentwide acquisition contracts. As mentioned in CSC's third quarter earnings news release, DoD revenue growth was negatively impacted by $23 million since a previously consolidated joint venture's revenue is no longer being reported because CSC became a minority owner. Revenue derived from CSC's civil agencies activities totaled $650.2 million, up 57.7% compared to the $412.4 million reported in the comparable quarter last year. The civil agencies quarterly growth was principally attributable to the DynCorp acquisition as well as increased revenue from the IRS Modernization activity, and was partially offset by decreased tasking and project completions elsewhere.

          Global commercial revenues were $2.36 billion, up 13.2% (approximately 4% in constant currency), compared with $2.09 billion in the fourth quarter a year ago. U.S. commercial revenue was $956.3 million, up slightly from the preceding year's $944.6 million. CSC's European activities reported revenues of $1.08 billion, up 28.5% (approximately 11% in constant currency), compared to last year's $838.7 million. Significant new outsourcing awards over the past 12 months contributed to the growth in global commercial and European revenue. Non-European international revenue was up 8.5%, (down approximately 7% in constant currency), to $327.6 million from $302.0 million in the year ago quarter.

          As announced in the company's news release dated April 8, 2004, a teleconference will be held today at 5:00 p.m. EDT to discuss the fourth quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

- more -

Computer Sciences Corporation - Page 5	May 17, 2004

          With approximately 90,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.8 billion for the 12 months ended April 2, 2004. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended January 2, 2004. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6	May 17, 2004

Revenues by Market Sector
(unaudited)

	Fourth Quarter Ended
	April 2,	March 28,	% of Total
(In millions)	2004	2003	Fiscal 2004	Fiscal 2003

U.S. commercial	$ 956.3	$ 944.6	24%	31%
Europe	1,077.5	838.7	27	27
Other international	327.6	302.0	8	10
Global commercial	2,361.4	2,085.3	59	68

Department of Defense	988.8	581.4	25	19
Civil agencies	650.2	412.4	16	13
U.S. federal government	1,639.0	993.8	41	32

	$4,000.4 =========	$3,079.1 =========	100% =========	100% =========

	Twelve Months Ended
	April 2,	March 28,	% of Total
(In millions)	2004	2003	Fiscal 2004	Fiscal 2003

U.S. commercial	$ 3,772.3	$ 3,859.9	26%	34%
Europe	3,681.8	2,981.2	25	26
Other international	1,218.8	1,159.0	8	11
Global commercial	8,672.9	8,000.1	59	71

Department of Defense	3,818.1	1,967.8	26	17
Civil agencies	2,276.6	1,378.6	15	12
U.S. federal government	6,094.7	3,346.4	41	29

	$14,767.6 =========	$11,346.5 =========	100% =========	100% =========

Note:	The table presents revenue by market sector. Revenue by operating segment will be presented in the Company's Annual Report on Form 10-K.

Computer Sciences Corporation - Page 7	May 17, 2004

Consolidated Statements of Income
(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	April 2,	March 28,	April 2,	March 28,
(In millions except per-share amounts)	2004	2003	2004	2003

Revenues	$4,000.4	$3,079.1	$14,767.6	$11,346.5

Costs of services	3,186.4	2,402.9	12,006.8	9,068.2

Selling, general and administrative	236.7	192.4	850.3	716.9

Depreciation and amortization	264.4	221.8	980.3	810.3

Interest expense	43.6	36.3	169.8	142.7

Interest income	(3.2)	(2.9)	(9.2)	(8.4)

Special items		5.2	22.7	5.2

Total costs and expenses	3,727.9	2,855.7	14,020.7	10,734.9

Income before taxes	272.5	223.4	746.9	611.6

Taxes on income	81.9	60.7	227.5	171.4

Net income	$ 190.6 =======	$ 162.7 =======	$ 519.4 =======	$ 440.2 =======

Earnings per share:

Basic	$ 1.02 =======	$ 0.93 =======	$ 2.77 =======	$ 2.55 =======

Diluted	$ 1.01 =======	$ 0.93 =======	$ 2.75 =======	$ 2.54 =======

Computer Sciences Corporation - Page 8	May 17, 2004

Summarized Balance Sheet and Additional Information
(unaudited)

	April 2,	March 28,
(In millions)	2004	2003
Assets
Cash and cash equivalents	$ 609.7	$ 299.6
Receivables	3,616.3	3,320.2
Other current assets	641.2	468.3
Total current assets	4,867.2	4,088.1

Property and equipment, net	2,178.4	1,987.6
Outsourcing contract costs, net	1,131.8	923.5
Software, net	403.2	355.6
Excess of cost of businesses acquired over related net assets, net	2,636.7	2,507.3
Other assets	623.4	571.1
Total assets	$11,840.7 ==========	$10,433.2 ==========

Short-term debt and current maturities of long-term debt	60.2	274.8
Accounts payable and accrued expenses	2,555.4	2,272.0
Deferred revenue	334.2	222.6
Income taxes payable	276.5	217.8
Total current liabilities	3,226.3	2,987.2

Long-term debt, net	2,306.4	2,204.9
Other long-term liabilities	812.9	634.7

Stockholders' equity	5,495.1	4,606.4

Total liabilities and stockholders' equity	$11,840.7 ==========	$10,433.2 ==========

Computer Sciences Corporation - Page 9	May 17, 2004

The following tables reconcile Earnings Before Interest, Taxes, Depreciation and Amortization, and Special Items (EBITDA and Special Items); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Fourth Quarter Ended		Twelve Months Ended
	April 2,	March 28,	April 2,	March 28,
	2004	2003	2004	2003
EBITDA and Special Items	$577.3	$483.8	$1,910.5	$1,561.4
Special Items		5.2	22.7	5.2
EBITDA	577.3	478.6	1,887.8	1,556.2
Depreciation and Amortization	264.4	221.8	980.3	810.3
EBIT	312.9	256.8	907.5	745.9
Interest, net	40.4	33.4	160.6	134.3
Income Before Taxes	272.5	223.4	746.9	611.6
Income Taxes	81.9	60.7	227.5	171.4
Net Income	$190.6 =======	$162.7 =======	$ 519.4 =======	$ 440.2 =======

Free Cash Flow (unaudited)			Twelve Months Ended
			April 2,	March 28,
			2004	2003
Free Cash Flow			$ 355.0	$ 237.0
Cash flows used in investing activities			1,278.4	994.0
Acquisition, net of cash acquired				(185.2)
Dispositions			44.1	102.4
Cash flows provided by operating activities			$1,677.5 =======	$1,148.2 =======